EXHIBIT A
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                 List of Parties to the Stockholders' Agreement
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Leonard A. Lauder, (a) individually, (b) as Trustee of The Estee Lauder 2002 Trust and (c) as Trustee of The 1995 Estee Lauder LAL Trust

Ronald S. Lauder, (a) individually, (b) as Trustee of The Descendents of Ronald
S. Lauder 1966 Trust, (c) as Trustee of The Estee Lauder 2002 Trust and (d) as Trustee of The 1995 Estee Lauder RSL Trust

William P. Lauder, (a) individually and (b) as Trustee of The 1992 Leonard A. Lauder Grantor Retained Annuity Trust

Gary M. Lauder, (a) individually, (b) as Trustee of The 1992 Leonard A. Lauder Grantor Retained Annuity Trust, (c) as custodian under the New York Uniform Transfers to Minors Act for the benefit of Danielle Lauder,(d) as custodian under the New York Uniform Transfers to Minors Act for the benefit of Rachel Lauder, and (e) as Trustee of the Gary M. Lauder Revocable Trust u/a/d as of August 10, 2000, Gary M. Lauder, Settlor.

LAL Family Partners L.P.

Lauder & Sons L.P.

Joel S. Ehrenkranz, (a) as Trustee of The 1992 Leonard A. Lauder Grantor Retained Annuity Trust and (b) as Trustee of The 1995 Estee Lauder LAL Trust

Richard D. Parsons, (a) as Trustee of the Trust f/b/o Aerin Lauder and Jane Lauder u/a/d December 15, 1976, created by Estee Lauder and Joseph H. Lauder, as Grantors, (b) as Trustee of the Trust f/b/o Aerin Lauder and Jane Lauder u/a/d December 15, 1976, created by Ronald S. Lauder, as Grantor, (c) as Trustee of The 1995 Estee Lauder RSL Trust and (d) as Trustee of Aerin Lauder Zinterhofer 2000 Revocable Trust u/a/d April 24, 2000, Aerin Lauder Zinterhofer as Grantor.

Ira T. Wender, (a) as Trustee of The Estee Lauder 2002 Trust, (b) as Trustee of The 1995 Estee Lauder LAL Trust and (c) as Trustee of The 1995 Estee Lauder RSL Trust

The Estee Lauder Companies Inc.

The Ronald S. Lauder Foundation





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